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As filed with the Securities and Exchange Commission on November 12, 2004.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nationwide Financial Solutions, Inc.
(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	33-1080880 (I.R.S. Employer I.D. Number)

3231 S. Country Club Way, Suite 102
Tempe, Arizona 85282
(480) 820-9766
(Address and telephone number of principal executive offices)

3231 S. Country Club Way, Suite 102
Tempe, Arizona 85282
(Address of principal place of business or
intended principal place of business)

Stephen G. Luke, Chief Executive Officer,
President and Chairman of the Board of Directors
3231 S. Country Club Way, Suite 102
Tempe, Arizona 85282
(480) 820-9766
(Name, address and telephone number of agent for service)

Copies to:
Gary A. Agron, Esq.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
(303) 770-7254

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 Par Value	9,798,400 shares	$2.00	$19,596,800	$2,483

        This registration statement registers the resale of 9,798,400 shares of common stock offered by our selling stockholders, valued initially at $2.00 per share.

        In addition to the number of shares set forth above, the amount to be registered includes any shares of our common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

        The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The estimate is based upon the price upon which we expect the common stock to initially trade on the Over-the-Counter Electronic Bulletin Board.

        We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dated November 12, 2004	Subject to Completion

9,798,400 shares of common stock

Nationwide Financial Solutions, Inc.

        Our selling stockholders are offering by this prospectus up to 9,798,400 shares of our common stock for sale from time to time in open market transactions at prevailing market prices. The initial offering price will be $2.00 per share and thereafter, if the shares are listed for quotation and trading, at then prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. See "Selling Stockholders."

        There is no public market for our common stock and no assurance that a market will develop. We intend to apply to list our common stock for quotation and trading on the Over-the-Counter Electronic Bulletin Board although there can be no assurance our listing application will be approved.

        Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 3.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

About this Prospectus	1
Summary	1
Risk Factors	3
Dilution	6
Capitalization	6
Selected Financial Data	7
Management's Discussion and Analysis of Results of Operations and Financial Condition	8
Business	15
Management	16
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater than 5% of Our Common Stock	20
Selling Stockholders	21
Related Party and Other Material Transactions	23
Description of Capital Stock	23
Shares Eligible for Future Sale	24
Experts	25
Legal Matters	25
Where You Can Find More Information	25
Financial Statements	F-1

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. You should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

        We are a debt resolution company that assists consumers in reducing the amounts of their unsecured debts through a process of negotiation and settlement. Our typical client has average unsecured debt ranging from $12,000 to $18,000 and may not have the financial ability to pay the debt or, in some instances, service the debt by making the required minimum monthly payments. We act on the client's behalf by seeking to settle debts for a reduced amount in exchange for cash fees paid to us by our client.

History

        We were incorporated in Nevada in September 2001 under the name NB Acquisitions, Inc., and acquired in March 2004 all the outstanding common stock of National Interest Solutions, Inc., an Arizona corporation, organized in October 2001. In April 2004 we changed our name to Nationwide Financial Solutions, Inc. Our offices are located at 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282, and our telephone number is (480) 820-9766.

The Offering

Securities offered by the selling stockholders:	9,798,400 shares of common stock
Common stock outstanding prior to and following the offering:	10,798,428 shares of common stock

Description of Selling Stockholders

        Through this prospectus, we are registering the resale of up to 9,798,400 shares of our common stock consisting of (1) 8,253,400 shares held by eight selling stockholders, all of whom acquired their shares when we acquired all of the outstanding shares of National Interest Solutions, Inc. in March 2004, (2) 1,540,000 shares held by 18 accredited investors who acquired their shares in a private placement of our securities at $1.00 per share, and (3) 5,000 shares issued in connection with an employee termination agreement.

Forward-Looking Statements

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section below as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

SUMMARY FINANCIAL DATA

        The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	Years ended June 30
	2004	2003
Revenue	$705,179	$1,551,308
Net income (loss)	$(310,069)	$252,415
Net income (loss) per share	$(.31)	$.25
Weighted average number of shares of common stock outstanding	1,000,028	1,000,028

Balance Sheet Data:

June 30, 2004
Total assets	$929,185
Total liabilities	$1,003,366
Working capital (deficit)	$(218,459)
Stockholders' equity (deficit)	$(74,181)
Book value per share (deficit)	$(.074)

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We cannot assure you that we will be profitable and we may need additional capital for our operations. If we are unable to obtain this capital, we may be required to curtail our operations.

        Our limited operating history and lack of any significant revenue to date make any prediction of our future results of operations difficult or impossible. We expect to increase considerably our operating expenses in the future, particularly expenses to complete our move into new facilities, expand our marketing programs and retain additional employees. We do not expect that our revenue will initially cover these expenses. As a result, we expect to incur further losses and expect that we may need to raise additional capital for our operations. We cannot assure that we will be able to raise additional capital and we do not know what the terms of any such capital raising would be. Any future sale of our equity securities would dilute the ownership and control of our stockholders and could be at prices substantially below the offering price. Our inability to raise capital could require us to curtail our operations.

We have received a going concern opinion from our auditors indicating we may not be able to continue as a going concern.

        In their audit report dated August 12, 2004, our auditors indicated that there was substantial doubt as to our ability to continue as a going concern and that our ability to continue as a going concern was dependent upon our obtaining additional financing for our operations or reaching profitability. We cannot assure that we will be able to do either.

Our planned advertising campaign may not be successful, thereby reducing our working capital and resulting in operating losses.

        We have had limited marketing experience and have limited resources to undertake our planned marketing activities. Nevertheless, we intend to expand our marketing efforts in order to attract new clients. We cannot assure you that our marketing efforts will result in increasing our client base. If we are unable to do so, our working capital will be reduced and we will suffer losses.

We face intense competition not only from other debt resolution companies but from other well established firms, which could reduce our revenue and earnings.

        There are literally hundreds of debt resolution companies, many of whom are larger and better financed than we. We also compete with other established firms such as law firms specializing in personal bankruptcies and debt management and consolidation firms. This competition could cause us to reduce our prices to clients, thereby reducing our revenue and earnings or otherwise adversely affecting our operations.

Our strategy of rapid growth will put a significant strain on our resources.

        Our strategy to seek rapid growth will place a significant strain on our managerial, operating, financial and other resources, including our ability to ensure client satisfaction. Our expansion efforts will also require significant time commitments from our senior management and will place a strain on their ability to manage our existing business. Our future performance will depend, in part, upon our ability to manage this growth effectively. To that end, we will have to undertake the following improvements, among others.

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  Implement additional management information systems capabilities;

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  Further develop our operating, administrative and financial/accounting systems and controls; and

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  Hire and train additional management personnel and employees.

We depend on key personnel and could be adversely affected by the loss of their services because of the limited number of qualified people in our industry.

        Competition for qualified employees, especially debt analysts, in the debt resolution industry is intense and there are a limited number of people with knowledge of, and experience in, the industry. Our success depends to a significant degree upon our ability to attract and retain qualified debt analysts and sales personnel and upon the continued contributions of such people. The process of locating personnel with the skills required to carry out our strategies may be lengthy and costly. We do not have employment agreements with any of our executive officers nor do we carry key man insurance on their lives. Therefore, our employees may voluntarily terminate their employment with us at any time. We cannot assure you that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, operating results and financial condition.

Future governmental regulation could increase our costs, decrease demand for our products or curtail our operations.

        We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to debt resolution companies. However, due to the increasing demand for debt resolution services, legislative or regulatory proposals may soon be considered by federal, state or local regulatory authorities, and it is possible that laws or regulations may be adopted with respect to the debt resolution industry. The adoption of any such laws or regulations that have the effect of imposing additional costs, liabilities or restrictions on the debt resolution industry could increase our costs or decrease the demand for our services.

Risks Related to the Offering

        Shares of our common stock which are eligible for immediate sale by our stockholders may decrease the price of our common stock.

        We have 10,798,428 shares outstanding, including 1,000,028 shares which are free trading and may be sold immediately by our stockholders and 9,798,400 shares which have been registered by this prospectus. If the holders sell substantial amounts of our common stock, then the market price of our common stock could decrease.

There is no trading market for our common stock and listing our stock on the Over-the-Counter Electronic Bulletin Board will increase the volatility of our stock and make it harder to sell our stock.

        Our common stock is not eligible for trading on any stock exchange and there can be no assurance that our common stock will achieve listing on any such exchange. We intend to apply for listing on the Over-the-Counter Electronic Bulletin Board Trading System pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, but there can be no assurance we will obtain such a listing. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

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  The lack of readily available price quotations;

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  The absence of consistent administrative supervision of "bid" and "ask" quotations;

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  Lower trading volume; and

  •
  Market conditions.

        In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Because our common stock is likely to be classified as "penny stock," trading will be limited, and our stock price could decline.

        Because our common stock is likely to fall under the definition of "penny stock," trading in our common stock, if any, is expected to be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

        "Penny stocks" are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange; included for quotation on the Nasdaq system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

        Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

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  A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

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  All compensation received by the broker-dealer in connection with the transaction;

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  Current quotation prices and other relevant market data; and

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  Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

        In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable "cooling off" periods prior to the commencement of this distribution.

Our preferred stock may make a third-party acquisition of our company more difficult.

        Our articles of incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock having such rights as may be designated by our Board of Directors, without stockholder approval. The issuance of preferred stock could inhibit a change in our control by making it more difficult to acquire the majority of our voting stock.

We do not anticipate paying dividends.

        We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. Any dividends which we may pay in the future will be at the discretion of our Board of Directors and will depend on our future earnings, any applicable regulatory considerations, our financial requirements and other similarly unpredictable factors. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth.

DILUTION

        At June 30, 2004, the net tangible book value of our outstanding shares of common stock was $(74,181), or $(.07) per share. "Net tangible book value" represents the amount of our tangible assets, less the amount of our liabilities, divided by the number of shares of common stock outstanding (1,000,028 at June 30, 2004). "Dilution" per share represents the difference between the price paid by new stockholders and the net tangible book value per share of common stock at the time of purchase. If our common stock is listed on the Electronic Bulletin Board, the market price per share will exceed our $.07 negative net tangible book value, resulting in dilution to the purchasers of the common stock.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2004.

June 30, 2004

Long-term liabilities	$182,435
Common stock, $.0001 par value, 60,000,000 shares authorized, 1,000,028 shares issued and outstanding (8,253,400 shares to be issued for recapitalization)	$100
Preferred stock, $.0001 par value, 10,000,000 shares authorized, no shares issued	$0
Accumulated deficit	$(74,281)

Total stockholders' (deficit)	$(74,181)
Total capitalization	$108,154

SELECTED FINANCIAL DATA

        The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

Statement of Operations Data:

	Years ended June 30
	2004	2003
Revenue	$705,179	$1,551,308
Net income (loss)	$(310,069)	$252,415
Net income (loss) per share	$(.31)	$.25
Weighted average number of shares of common stock outstanding	1,000,028	1,000,028

Balance Sheet Data:

June 30, 2004
Total assets	$929,185
Total liabilities	$1,003,366
Working capital (deficit)	$(218,459)
Stockholders' equity (deficit)	$(74,181)
Book value per share (deficit)	$(.074)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

Forward-Looking Statements

        The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "hope," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined below, and, from time to time, in other reports we file with the Securities and Exchange Commission. These factors may cause our actual results to differ materially from any forward-looking statement. We disclaim any obligation to publicly update these statements, or disclose any difference between our actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

        Management's discussion and analysis of results of operations and financial condition are based on our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

INTRODUCTION

Current Business Operations

        We are a debt resolution company retained by our clients to assist them in reducing and/or eliminating their unsecured debts. Our average client has $12,000 to $18,000 of unsecured debt requiring average minimum monthly payments of $240 to $360 to service these debts. After analyzing the client's total debt structure and all of the client's sources of income we propose to the client a debt resolution plan involving:

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  Contacting the client's creditors to advise them we represent the client and that all collections efforts or communication should be directed to us; and

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  Setting for the client a minimum amount that the client will be required to save monthly into a designated bank account controlled by the client to be used for future creditor cash settlement purposes.

History

        We were incorporated in Nevada in September 2001 under the name NB Acquisitions, Inc. ("NBA"). In March 2004, we acquired pursuant to a share exchange agreement all the outstanding common stock of National Interest Solutions, Inc. ("NIS"), an Arizona corporation, organized in October 2001. In April 2004, we changed our name to Nationwide Financial Solutions, Inc. ("NFS").

        For legal purposes, the share exchange constituted an acquisition by NBA, a private non-operating shell company with no assets or liabilities, of NIS, a private operating company providing individuals with debt resolutions. However, for accounting purposes, the preceding share exchange constituted a recapitalization of NIS, followed by the above name change. Accordingly, the accompanying historical financial statements and related derived data included herein are those of NIS and NFS (collectively, "we, or "our"), with the Stockholders' Equity section of the Balance Sheet reflecting the pending related issuance of 8,253,428 shares of our common stock to the former shareholders of NBA.

Recent Business Disruption and Resulting Going Concern Uncertainty

        In September 2003, the leased premises from which we conducted all of our operations was destroyed by a fire. Although immaterial in their then aggregate book value, substantially all of our physical assets which we used in our business, including our telephone equipment, computer hardware and software, and furnishings, were destroyed in the fire. Substantially all of our client files and related data were also destroyed in the fire. As a result of the fire and the absence of any applicable insurance coverage, our business operations were halted and we were forced to dismiss the vast majority of our employees. During October 2003, our business activities were limited to salvaging efforts at the destroyed facility and the setting up of critical remedial operations at employee residences, and later within temporary facilities rented from an unrelated party.

        Upon establishing minimal basic operations, we proceeded to contact existing clients and to resume related debt resolution operations. However, despite our best efforts, our overall business and related operations remained substantially impaired through March 2004. On April 1, 2004, we relocated all of our operations into newly leased facilities and proceeded in our attempts to restore our operations to pre-fire levels. By our fiscal year ended June 30, 2004, we were successful in substantially restoring our operations to pre-fire levels although we continued to experience certain adverse effects from the fire, primarily a loss of momentum in the acquisition of new clients. As a typical client engagement results in our periodic recognition of related fees over several quarters, if not years, any disruption in the replenishment and growth of our client portfolio will adversely impact our revenues for an extended period of time, and as a result, our ability to leverage our fixed costs and thereby generate profits.

        As a result of the foregoing, we incurred a substantial operating and net loss, as well as negative operating cash flow, during our fiscal year ended June 30, 2004, and had working capital and stockholders' deficits at June 30, 2004. In recognition of the preceding, our independent certified public accountants included an explanatory paragraph in their audit report on our accompanying financial statements for the fiscal year ended June 30, 2004 that expresses substantial doubt as to our ability to continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business during the subsequent fiscal year. Our financial statements do not include any adjustments that might result from the outcome of our financial uncertainty.

        We expect that our financial results for the fiscal 2005 first quarter ended September 30, 2004, will continue to reflect certain adverse effects from the fire, principally the residual adverse effects on our revenue streams as explained above. As a result, we expect to report a substantial operating and net loss, as well as negative operating cash flow, for our first quarter ended September 30, 2004, and continued working capital and stockholders' deficits at September 30, 2004. Although we can provide no guarantee of such, we currently anticipate returning to some degree of operating profitability during our fiscal 2005 second quarter ending December 31, 2004. See "Our Liquidity and Capital Resources" discussion below for details regarding our receipt of additional debt and equity financing subsequent to June 30, 2004 which we currently believe will be sufficient to sustain our operations, and thus, enable us to remain a going concern, through at least our fiscal year ending June 30, 2005.

Current Focus

        Our current principal focus is on completely regaining our pre-fire momentum in the acquisition of new clients. By achieving such, we believe that we will once again be able, as we were during our fiscal year ended June 30, 2003, to fully leverage our fixed operating costs and realize positive operating results and cash flows. Should we be successful in our efforts to once again generate positive operating cash flows, we plan to begin conducting significant marketing activities directed at further building our overall client portfolio, thereby enabling us to realize greater revenue and profit growth. To the extent necessary, we will attempt to procure external debt and/or equity financing on favorable terms to further our goals.

Critical Accounting Policies

        We have identified two accounting policies that we believe are critical to an understanding of our accompanying financial statements.

        Revenue Recognition.    Given that our clients consist of individuals with significant unsecured debt who may be experiencing financial difficulties, the collection of any receivable would be highly doubtful. Accordingly, in the accompanying financial statements, we have recognized each set-up fee and settlement fee earned on a cash basis upon receipt of the related cash payments. Any client payments received in advance of the related services being performed by us are reflected in our accompanying balance sheet as unearned income.

        Income Taxes.    We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which is an asset and liability method of accounting that requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of accounting. In assessing the realizability of our deferred tax assets, we consider whether it is more likely than not that some portion or all of our deferred tax assets will not be realized. The ultimate realization of our deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making our assessment.

RESULTS OF OPERATIONS

        The following tabular presentation summarizes the quantitative changes in our results of operations for the fiscal year ended June 30, 2004 ("fiscal 2004") versus the fiscal year ended June 30, 2003 ("fiscal 2003"):

	Fiscal 2004	Fiscal 2003	Dollar Change	Percentage Change
Revenues	$705,179	$1,551,308	$(846,129)	(54.5)%
Cost of revenues	$197,629	$359,171	$(161,542)	(45.0)%

Gross profit	$507,550	$1,192,137	$(684,587)	(57.4)%
Sales and marketing	$387,323	$205,014	$182,309	88.9%
General and administrative	$548,957	$548,490	$467	0.1%

Operating (loss) income	$(428,730)	$438,633	$(867,363)	(197.7)%
Interest expense (income), net	$15,547	$(509)	$16,056	(3,154.4)%

Pre-tax (loss) income	$(413,183)	$438,124	$16,056	(194.3)%
Income tax (benefit) provision	$(103,114)	$185,709	$(288,823)	(155.5)%

Net (loss) income	$(310,069)	$252,415	$(562,484)	(222.8)%

Revenues

        We entirely attribute the decrease in our fiscal 2004 revenues to the business disruptions that we experienced from the September 23, 2003 fire, and, in particular, the loss of momentum in our acquisition of new clients. As a typical client engagement results in our periodic recognition of related fees over several quarters, if not years, any disruption in the replenishment and growth of our client portfolio will adversely impact our revenues for an extended period of time, and as a result, our ability to leverage our fixed costs and thereby generate profits. We expect that our financial results for the fiscal 2005 first quarter ended September 30, 2004 will also reflect certain adverse effects from the fire, principally the residual adverse effects on our revenue streams as explained above.

Cost of revenues and gross profit

        Our cost of revenues are comprised of the direct costs incurred by us in the servicing of client accounts, including the wages of our client engagement personnel and related postage, telephone and technology costs. We principally attribute the disproportionately lower decrease in our cost of revenues for fiscal 2004, as compared to the decrease in our revenues, and the resulting increase in our cost of revenues as a percent of our revenues to 28.0% for fiscal 2004 from 23.2% in fiscal 2003, to the various operational inefficiencies we experienced during our post-fire recovery period, and, in particular, to the incremental costs incurred to recreate client files. Partially offsetting the preceding were lower wage costs as a result of our dismissing the vast majority of our employees immediately after the fire as we attempted to curtail our operating costs during the recovery period. As a result of the preceding, our gross margin decreased to 72.0% for fiscal 2004 from 76.8% in fiscal 2003.

Selling and marketing expenses

        Our selling and marketing expenses are comprised of the costs incurred by us in the solicitation and acquisition of clients, including the wages of non-managerial business developers, marketers and sales representatives and related printing, postage, telephone, web site and technology costs. We principally attribute the substantial increase in our selling and marketing expenses for fiscal 2004 to the addition of personnel for business and web site development, the hiring of sales representatives, ultimately exceeding that of our pre-fire headcount, and the post-fire design and printing of new marketing and promotional materials.

General and administrative expenses

        Our general and administrative expenses are comprised of the costs incurred by us in the general administration of our corporate matters, including the wages of our executive and managerial staff, support staff, rent, utilities, insurance, professional fees, office supplies, and other general corporate operating expenses. Although our overall general and administrative expenses only increased nominally, their composition changed significantly. We incurred during fiscal 2004 an increase of $85,316 in our accounting and auditing fees as a result of our preparing to become a public reporting company, an increase of $29,148 in our legal fees as a result of our preparing this registration statement and the previously described merger, an increase of $26,370 in our aggregate rent cost as a result of our post-fire relocation to more modern and expansive facilities, an increase of $18,900 in contract labor costs as a result of our post-fire retention of an independent contractor to assist us with the restoration of our systems and data network, the recreation, verification and updating of corporate and client files, and the establishing of off-site redundancies, and an increase of $13,074 in our depreciation and amortization as a result of our post-fire acquisition of leasehold improvements for our new facility and the acquisition of replacement equipment. The preceding cost increases were substantially offset by decreases in wages and benefits, maintenance and repairs, and other general corporate expenses as a result of our diminished operating activities during the post-fire recovery period.

Interest income (expense), net

        Our interest income for fiscal 2004 resulted from interest earned on loans advanced to Infinity Southwest, Inc. ("ISI"), a related company through common management control by Stephen G. Luke, our Chief Executive Officer, President and Chairman of the Board of Directors. During the fiscal 2004 and 2003 as well as prior thereto, we made periodic loans to ISI. These loans, aggregating $489,919 at June 30, 2004, are unsecured, accrue interest at a stated five percent rate, and are repayable upon demand by us. Mr. Luke has provided us with a written personal guarantee of repayment which is secured by all of his personal assets. We and Mr. Luke agreed to discontinue the above loan program as of December 2003. To a significantly lesser extent, we earned interest on excess funds maintained in a money market account. Partially offsetting the preceding interest income was interest expense incurred on borrowings we obtained from Shalimar Offices, LLC ("Shalimar"), a related company through common management control by Mr. Luke, from which we also lease our current facility. During fiscal 2004, Shalimar procured leasehold improvements and equipment from unrelated vendors on our behalf in exchange for three notes payable. The actual costs incurred by Shalimar were passed through to us and structured as installment notes payable. These notes are unsecured, accrue interest at a stated six percent rate, and require monthly payments of principal and interest aggregating $4,421 through May 1, 2009.

Benefit from/provision for income taxes

        We realized a federal tax benefit for fiscal 2004 as a result of our being able to carryback our related tax loss to recover income taxes paid in the preceding tax year. Although the State of Arizona does not allow for a similar carryback for state income tax purposes, our tax loss provided us with a carryforward that will be available to offset any future state taxable income.

Net (loss) income

        We incurred a net loss of $310,069 ($0.31 per common share—basic and diluted) for fiscal 2004, as compared to net income of $252,415 ($0.25 per common share—basic and diluted) in fiscal 2003. As explained above, we principally attribute the overall decline in our fiscal 2004 operating results to the business disruptions and costs that emanated from the September 23, 2003 fire, and, in particular, the loss of momentum in the acquisition of new clients.

LIQUIDITY AND CAPITAL RESOURCES

Overview/Ability to Continue as a Going Concern

        Prior to fiscal 2004, we were able to finance our operations and capital expenditure needs with cash generated from our operating activities. However, as a result of the adverse financial effects emanating from the business disruptions realized as a result of the September 23, 2003 fire, we were required during fiscal 2004 to seek external financing. In particular, we issued $450,000 in convertible notes to unrelated parties to obtain operating capital and issued $228,670 in notes to Shalimar in order to finance leasehold improvements and equipment procured by it on our behalf. Subsequent to June 30, 2004, we raised an additional $950,000 in operating capital via the issuance of $100,000 in convertible notes and $850,000 in common stock. Shortly thereafter, the holders of the then $550,000 in outstanding convertible notes elected to convert the underlying principal to 550,000 shares of our common stock. As a result of the preceding, we currently believe that our remaining cash funds along with our forecasted cash flows from operating activities will be sufficient to sustain our operations, and thus, enable us to remain a going concern, through at least our fiscal year ending June 30, 2005. To the extent that we subsequently anticipate any working capital shortfall, we will immediately seek external debt and/or equity financing, although there can be no assurance that we would ultimately be successful in obtaining such financing or that such financing would be at favorable terms.

Debt Obligations

        Excluding the convertible notes described above which have been fully converted into shares of our common stock, our only outstanding debt consists of the $228,670 in notes payable to Shalimar, as cited above. These notes are unsecured, accrue interest at a stated six percent annual rate, and require monthly payments of principal and interest aggregating $4,421 through May 1, 2009. Our future aggregate minimum principal payments under the above notes payable are as follows:

Fiscal years ending June 30,
2005	$46,235
2006	43,501
2007	46,184
2008	49,033
2009	43,717

$228,670

Off-Balance Sheet Liabilities

        Our off-balance sheet liabilities exclusively consist of payment obligations under our facility operating lease with Shalimar, which are required to be excluded from our balance sheet by generally accepted accounting principles in the United States. The lease which we entered into on April 1, 2004 is non-cancelable, has a five-year term, and currently requires us to make monthly lease payments of $7,693 plus certain operating costs (i.e., parking, common area maintenance and property taxes), which payments will increase annually by five percent. Our future aggregate minimum lease payments, excluding the above referenced operating costs, under this lease agreement are as follows:

Fiscal years ending June 30,
2005	$93,475
2006	98,149
2007	103,056
2008	108,209
2009	84,163

Total minimum operating lease payments	$487,052

Cash Flows

        Our operating activities utilized $221,758 in cash during fiscal 2004, a $660,620 adverse change from the $438,862 in cash provided by our operating activities during fiscal 2003. This change primarily was attributable to the $562,484 adverse change in our net (loss) income between fiscal 2004 and 2003, which we correspondingly attribute to the business disruptions and costs that emanated from the September 23, 2003 fire, and, in particular, the loss of momentum in the acquisition of new clients. Additionally, although to a lesser extent, our operating cash flows were adversely impacted by reductions in our taxes payable and unearned income and the payment of prepaid expenses and deposits. Partially offsetting the preceding negative operating cash flow effects were the positive operating cash flow effects of increases in our accrued liabilities, accounts payable and deferred income taxes, as well as the adding back of increased non-cash depreciation and amortization expense.

        Our investing activities utilized $147,215 and $429,606 in cash during fiscal 2004 and 2003, respectively. Our fiscal 2004 cash outlays were for purchases of equipment, and, to a lesser extent, loans made to ISI, whereas our fiscal 2003 cash outlays consisted entirely of loans to ISI.

        Our financing activities provided $450,000 in cash during fiscal 2004 from the issuance of convertible debentures. In fiscal 2003, our financing activities consisted entirely of the repayment of a minor bank overdraft balance.

        As a result of the foregoing, our cash and cash equivalents increased by $81,027 to $86,525 at June 30, 2004 from $5,498 at June 30, 2003.

Planned Capital Expenditures

        We currently have the following planned capital expenditures for the fiscal year ending June 30, 2005, which we anticipate funding via our internally generated cash flows:

Computer hardware and software	$31,666
Furniture	19,850
Leasehold improvements	7,450
Telephone equipment	2,900

Total planned capital expenditures	$61,866

OTHER MATTERS

Seasonal and Inflationary Influences

        To date, we have not been materially impacted by seasonal or inflationary influences.

Quantitative and Qualitative Disclosures About Market Risk

        We currently are not materially exposed to financial market risks from changes in short or long-term interest rates as our outstanding debt obligations, being our notes payable to Shalimar, have a fixed rate of interest. However, should we procure significant additional debt financing and if such financing were to be substantially in the form of debt with variable rates of interest, then our exposure to these market risks would increase, possibly significantly.

        We currently are not materially exposed to currency market risks as all of our current business dealings are within the United States and denominated in U.S. dollars. We currently do not anticipate venturing into foreign markets.

        We have not used, and currently do not contemplate using, any derivative financial instruments.

Recently Issued Accounting Standards With Pending Adoptions

        There currently are no recently issued accounting standards with pending adoptions that have any applicability to us.

BUSINESS

Current Operations

        According to the Federal Reserve's February 6, 2004 Statistical Release, consumer debt in the United States increased 5.25% in 2003 to more than $2 trillion. The average U.S. consumer has approximately $7,000 in unsecured debt, most of which is represented by obligations on credit cards. Most of these individuals are employed but due to poor money management or unanticipated expenses such as medical bills, find themselves unable to pay their accumulated debts or even to service these debts through minimum monthly payments to their creditors.

        We are a debt resolution company retained by our clients to assist them in reducing and/or eliminating their unsecured debts. Our average client has $12,000 to $18,000 of unsecured debt requiring average minimum monthly payments of $240 to $360 to service these debts. After analyzing the client's total debt structure and all of the client's sources of income we propose to the client a debt resolution plan involving:

  •
  Contacting the client's creditors to advise them we represent the client and that all collections efforts or communication should be directed to us; and

  •
  Setting for the client a minimum amount that the client will be required to save monthly into a designated bank account controlled by the client to be used for future creditor cash settlement purposes.

        If the client engages us to resolve their debts, we ask said client to establish a designated bank account, separate from their general checking or savings account, obtain powers of attorney from the client to allow us to discuss and negotiate their credit accounts with creditors and enter into a fee agreement with the client. The fee agreement obligates the client to pay us a fee ranging from 8% to 18% of the client's total unsecured debt, payable in equal monthly installments over an 6-month to 48-month period. In connection with the fee agreement, the client executes electronic funds transfer instructions to us, authorizing the transfer of our fees monthly in the agreed upon amount.

        Once the designated account is established, we advise the client to save the amount we estimate is needed to settle with the client's creditors. Once the client has saved an adequate amount, we contact the individual creditors and negotiate settlement amounts in exchange for full settlement of their claims. These settlement amounts average a 50% discount to the full amount owed by the client. The client then disburses the settlement amount to the creditor. This process is continued until each enrolled debt of the client is settled. At no time during the program do we take custody of the client's savings. We offer no guarantee of any exact settlement percentage or dollar amount to our client.

        We continuously monitor the progress of our client and we continuously maintain communication with the creditors. If the client fails to make payments required under the agreed upon plan, we may modify the plan, or, if necessary, terminate our relationship with the client.

Marketing and Strategy

        We currently market primarily through Web site information requests and our call center, directly to consumers seeking assistance with eliminating their unsecured debt. Clients that respond to our Web site marketing are contacted by our sales representatives who explain our program and fees. As we expand our operations and anticipated revenue, we intend to develop marketing campaigns using other media advertising.

Competition

        There are literally hundreds of debt resolution companies operating throughout the United States, many of whom are larger than we and have personnel, marketing budgets, track records and name recognition superior to us. Competitive factors in our industry generally include the price charged for debt settlement services, the financial ability to produce attractive marketing campaigns and the skills of the debt analysts employed by the debt resolution company. We believe that our fees are competitive but due to funding constraints we are limited in our ability to fund marketing campaigns and retain highly skilled debt analysts.

        In addition to direct competition from other debt resolution companies, we also compete with law firms specializing in personal bankruptcies, debt management and counseling firms which seek to schedule the client's debts in order to make monthly payments to creditors and debt consolidation firms which offer home equity loans to pay off unsecured debt.

Employees

        As of June 30, 2004, we had 28 full-time employees including our executive officers.

Facilities

        We currently lease approximately 4,700 square feet of office space in Tempe, Arizona from an affiliated entity on a 5 year lease which commenced in April 2004 for $7,693 per month. We believe that the terms of the lease are fair, reasonable and consistent with rentals charged by unaffiliated landlords in the same market area.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our executive officers and directors, all of whom joined us in March and April 2004 as a result of our acquisition of National Interest Solutions, Inc.:

Name	Age	Office
Stephen G. Luke	36	Chief Executive Officer, President and Chairman of the Board of Directors
Darren R. Dierich	36	Chief Financial Officer, Secretary and Director
Ernest G. Alldredge	68	Director
Michael A. Jenkins	68	Director

        Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other. Our audit committee is composed of Messrs. Alldredge and Jenkins, both of whom are independent and our financial expert is Mr. Alldredge. Directors do not receive payment for attending Board meetings, but are reimbursed for out-of- pocket expenses. We have adopted an Audit Committee Charter and a Code of Ethics, both of which are exhibits to the registration statement of which this prospectus is a part.

        The following is a summary of the business experience of each of our executive officers and directors:

        Stephen G. Luke has served as our Chief Executive Officer, President and Chairman of the Board since March 2004. From his founding of National Interest Solutions in October 2001 until our acquisition of such in March 2004, Mr. Luke served as its Chief Executive Officer, President and Chairman of the Board. Prior thereto, from 1998 to June 2002, Mr. Luke served as Chief Operating Officer of Electronic Marketing Services, Inc. a privately-held service bureau that served companies such as Primestar, Direct TV, Prepaid Legal and other highly recognized consumer programs. In 1994, Mr. Luke founded LGSC Marketing Company, a privately-held consumer credit procurement company serving individuals with credit problems, for which he served as its President until 1998. Mr. Luke attended Western Kentucky University and Arizona State University.

        Darren R. Dierich has served as our Chief Financial Officer and Corporate Secretary since March 2004. From December 2003 until our acquisition of National Interest Solutions in March 2004, Mr. Dierich served as Chief Financial Officer and Corporate Secretary of National Interest Solutions. Previously, from July 2002 to November 2003, Mr. Dierich served as Corporate Controller for Dave Bang Associates, a privately-held playground equipment manufacturer and distributor. From August 2001 to June 2002, Mr. Dierich served as a Senior Analyst with Pinnacle West Capital Corporation, a publicly-held company that produces and markets electrical power. From 1995 to July 2001, Mr. Dierich served as Corporate Controller/Director for Media Passage Inc., a privately-held media buying firm. Mr. Dierich is a certified public accountant licensed in the State of Washington and earned a B.A. degree in Accounting from Western Washington University.

        Ernest G. Alldredge has served as a Director for us since April 2004. Since 1993, Mr. Alldredge has been a self-employed business consultant advising companies in matters of operational efficiency. From 1987 to 1993, Mr. Alldredge served as Group President, and eventually as President, Chief Operating Officer, and a member of the Board of Directors, of GEO International, a publicly-held oil field services company. Prior thereto, in 1972 until its acquisition by Peabody International, which was later publicly spun-off as GEO International, Mr. Alldredge served as President of Magnaflux Testing Laboratories, a privately-held, non-destructive testing company for the energy and aerospace industries. Mr. Alldredge earned a B.S. degree in Mechanical Engineering from the University of Texas.

        Michael A. Jenkins has served as a Director for us since April 2004. Mr. Jenkins has served as President and Chief Executive Officer of Leisure and Recreation Concepts, Incorporated, a privately-held company that designs, builds, evaluates and operates theme parks and similar attractions worldwide for the entertainment and tourism industries, since his founding of the company in 1969. Since 1982, Mr. Jenkins has also served as President and Managing Director of The Dallas Music Theater, a non-profit company that produces and tours musical performances.

Executive Compensation

        Although we do not have any employment contracts with our executive officers, Messrs. Luke and Dierich currently are employed by us at annual salaries of $215,000 and $101,000, respectively. Only Mr. Luke's aggregate compensation, on an accrual basis, exceeded $100,000 during the fiscal year ended June 30, 2004.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

					LONG TERM COMPENSATION
	ANNUAL COMPENSATION				AWARDS		PAYOUTS
(a) NAME AND PRINCIPAL POSITION	(b) FISCAL YEAR	(c) SALARY($)	(d) BONUS($)	(e) OTHER ANNUAL COMPEN- SATION($)	(f) RESTRICTED STOCK AWARD(S)	(g) SECURITIES UNDERLYING OPTIONS/ SARS(#)	(h) LTIP PAYOUTS($)	(i) ALL OTHER COMPEN- SATION($)
Stephen Luke, Chief Executive Officer, President and Chairman of the Board	2004	100,719	—	—	—	—	—	—
	2003	97,454	—	—	—	—	—	—
	2002	—	—	—	—	—	—	—

        Although we have developed a stock option plan, none of our executive officers or directors have been granted stock options or other securities under the plan.

Stock Option Plan

        In 2004 our stockholders adopted our 2004 Stock Option Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase up to an aggregate of 3,000,000 shares of common stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees.

        The Plan is administered by our board of directors, which determines those individuals who are to receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option, and the option price.

        The per share exercise price of the common stock subject to an incentive stock option or nonqualified option may not be less than the fair market value of the common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option will be established by the board of directors. The aggregate fair market value, determined as of the date the option is granted, of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $1,000,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of our stock is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

        No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee has three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

        Options under the Plan must be granted within ten years from the effective date as amended of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stock- holders are limited to five year terms. All options granted under the Plan will provide for the payment of the exercise price in cash or by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

        Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee becomes available once again for issuance.

Liability and Indemnification of Officers and Directors

        Our Articles of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

  •
  A breach of the director's duty of loyalty to our company or our stockholders;

  •
  Acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  Willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or

  •
  Transactions from which the director derived an improper personal benefit.

        Our Articles of Incorporation require us to indemnify all persons whom we may indemnify pursuant to Nevada law to the full extent permitted by Nevada law.

        In addition, our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

        The following table sets forth information with respect to the beneficial ownership of our common stock including shares issuable within 60 days from the date hereof upon exercise of stock options, by:

  •
  Each holder of more than 5% of our common stock;

  •
  Each of our officers and directors; and

  •
  All of our directors and executive officers as a group.

        Each stockholder's address is in care of our company at 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282.

Name of Beneficial Owner	Number of Shares of Common Stock Owned	Percent of Common Stock Owned Prior to Offering	Percent of Common Stock Owned After Offering
Stephen G. Luke	5,952,245	55.1%	55.1%
Darren R. Dierich	0	0%	0%
Ernest G. Alldredge	0	0%	0%
Michael A. Jenkins	0	0%	0%
All officers and directors as a group	5,952,245	55.1%	55.1%
William Luke	950,000	8.7%	8.7%
William L. Mullins	590,000	5.5%	5.5%
All officers, directors and beneficial owners as a group	7,492,245	69.4%	69.4%

SELLING STOCKHOLDERS

        The following table sets forth the names of the selling stockholders and the number of shares of our common stock beneficially owned by the selling stockholders as of the date hereof. Each selling stockholder is offering all shares owned by him or her.

        The following shares may be offered from time to time by the selling stockholders named below who are not obligated to sell any of their shares of common stock. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

        Footnotes indicate those selling stockholders who are officers, directors or 5% or greater stockholders of our company. The address of each selling stockholder is in care of our company at 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282.

	Shares Beneficially Owned and Offered as of the Offering Date
Name of Beneficial Owner	Shares Owned Prior to Offering	Percent Owned Prior to Offering	Shares Being Offered	Shares to be Owned After Offering	Percent to be Owned After Offering
Bill Aspinwald	25,000	*	25,000	0	0%
Scott Bishins	100,000	*	100,000	0	0%
Brent Cannon	25,000	*	25,000	0	0%
Timothy Caserta	5,000	*	5,000	0	0%
D & KP Inc. DBPP	50,000	*	50,000	0	0%
John Dow	25,000	*	25,000	0	0%
Douglas Dragoo	50,000	*	50,000	0	0%
Larry Eiteljorg	230,000	*	230,000	0	0%
Four Dakotans LLP	50,000	*	50,000	0	0%
Adam Fried	25,000	*	25,000	0	0%
Nellie Hutchison	50,000	*	50,000	0	0%
Shigeru Kaneko	450,000	*	450,000	0	0%
Sue Ellen Latona	50,000	*	50,000	0	0%
Chris Luke	375,000	*	375,000	0	0%
Donald Luke	150,000	*	150,000	0	0%
Stephen Luke(1)(2)	5,952,245	55.1%	5,952,245	0	0%
William Luke(2)	576,155	5.3%	576,155	0	0%
Don Meinke	50,000	*	50,000	0	0%
E. Chadwick Mooney	25,000	*	25,000	0	0%
Eva Mullins	380,000	*	380,000	0	0%
William F. Mullins	380,000	*	380,000	0	0%
William L. Mullins(2)	590,000	5.5%	490,000	0	0%
Rajo Capital Management	50,000	*	50,000	0	0%
Chastain Scott	20,000	*	20,000	0	0%
Bill Dow	50,000	*	50,000	0	0%
Nancy Taylor	40,000	*	40,000	0	0%
Jason White	25,000	*	25,000	0	0%

Totals	9,798,400		9,798,400

*
Less than 1%
(1)
Executive Officer

(2)
5% or greater stockholder

Information Regarding the Selling Stockholders

        The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest are offering for resale will be sold from time to time in one or more of the following transactions:

  •
  Block transactions;

  •
  Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

  •
  Privately negotiated transactions;

  •
  Through the writing of options on the shares;

  •
  Short sales; or

  •
  Any combination of these transactions

        The sale price to the public in these transactions may be:

  •
  The market price prevailing at the time of sale;

  •
  A price related to the prevailing market price;

  •
  Negotiated prices; or

  •
  Such other price as the selling stockholders determine from time to time.

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, are "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of our securities is prohibited from bidding for, purchasing, or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling shareholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        In April, 2004 we leased 4,700 square feet of facilities in Tempe, Arizona for our executive offices on a 5 year lease at $7,693 per month from Shalimar Offices, LLC, a limited liability company for which Stephen G. Luke is the managing member. We believe the terms of the lease are fair, reasonable and consistent with rentals charged by unaffiliated third parties the same market area.

        We have also been provided leasehold improvement and equipment financing aggregating $228,670 at June 30, 2004 from Shalimar. The debt is evidenced by promissory notes bearing interest at 6% per annum, due in 2009. We pay principal and interest payments of $4,421 monthly.

        Infinity Southwest, Inc., a company controlled by Mr. Luke, was indebted to us in the amount of $489,919 at June 30, 2004. The amount is unsecured, bears interest at 5% per annum and is due on demand.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 60,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share.

Common Stock

        As of the date hereof, there were 10,798,428 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

        Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Warrants

        We currently have outstanding 72,783 each of Class A, Class B, Class C, Class D, Class E and Class F Warrants. The Class A and B Warrants are exercisable at $2.00 per share until December 31, 2004, the Class C and D Warrants are exercisable at $4.00 per share until June 30, 2005 and the Class E and F Warrants are exercisable at $6.00 per share until December 31, 2007. Warrant holders do not have equity interest in our company and cannot vote their warrants.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Corporate Stock Transfer, Inc., Denver, Colorado is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

        We have outstanding 1,000,028 shares which are currently free trading and 9,798,400 shares which have been registered by this prospectus. The 9,798,400 shares registered hereby may also be sold commencing in March 2005 under the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended.

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of our common stock; or

  •
  The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        We have included our financial statements in this prospectus in reliance upon the report of Farber & Hass, LLP, independent registered certified public accountants, given on the authority of this firm as experts in accounting and auditing. Farber & Hass, LLP has audited the financial statements provided herein and has expressed an opinion with respect to such financial statements.

LEGAL MATTERS

        The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Nationwide Financial Solutions, Inc, and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders of
Nationwide Financial Solutions, Inc.

        We have audited the accompanying balance sheet of Nationwide Financial Solutions, Inc. (the "Company") at June 30, 2004, and the related statements of operations and (accumulated deficit) retained earnings and of cash flows for the fiscal years ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respect, the financial position of Nationwide Financial Solutions, Inc. at June 30, 2004, and the results of its operations and its cash flows for the fiscal years ended June 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a significant net loss in fiscal 2004, and, as a result, had working capital and stockholders' deficits at June 30, 2004. In addition, the Company incurred a fire at its facility in September 2003 which had material adverse effects on its subsequent operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters also are described in Note 12. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Farber & Hass LLP Camarillo, California August 12, 2004

NATIONWIDE FINANCIAL SOLUTIONS, INC.

BALANCE SHEET
JUNE 30, 2004

ASSETS (Notes 2 and 12)
CURRENT ASSETS:
Cash and cash equivalents	$86,525
Prepaid expenses	26,028
Loans receivable—ISI (related party) (Note 4)	489,919

Total current assets	602,472

DEPOSITS	9,351
PROPERTY AND EQUIPMENT, net (Note 5)	317,362

TOTAL ASSETS	$929,185

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$59,185
Taxes payable	90,455
Accrued liabilities	126,369
Accrued rent—Shalimar (related party) (Note 10)	14,516
Unearned income	34,171
Notes payable—Shalimar (related party) (Note 6)	46,235
Convertible notes payable (Note 7)	450,000

Total current liabilities	820,931

NOTES PAYABLE—Shalimar (related party) (Note 6)	182,435

TOTAL LIABILITIES	1,003,366
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' DEFICIT (Note 8):
Preferred stock, $.0001 par value; 10,000,000 shares authorized, none issued or outstanding	—
Common stock, $.0001 par value; 60,000,000 shares authorized; 1,000,028 shares issued and outstanding (8,253,400) shares to be issued for recapitalization)	100
Accumulated deficit	(74,281)

Total stockholders' deficit	(74,181)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$929,185

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.

STATEMENTS OF OPERATIONS AND (ACCUMULATED DEFICIT) RETAINED EARNINGS
FOR THE FISCAL YEARS ENDED JUNE 30, 2004 AND 2003

	2004	2003
REVENUES	$705,179	$1,551,308
COST OF REVENUES	197,629	359,171

GROSS PROFIT	507,550	1,192,137

OPERATING EXPENSES:
Sales and marketing	387,323	205,014
General and administrative	548,957	548,490

Total operating expenses	936,280	753,504

OPERATING (LOSS) INCOME	(428,730)	438,633

NON-OPERATING INCOME (EXPENSE):
Interest income	22,836	—
Interest expense	(7,289)	(509)

Non-operating income (expense), net	15,547	(509)

(LOSS) INCOME BEFORE (BENEFIT FROM) PROVISION FOR INCOME TAXES	(413,183)	438,124

(BENEFIT FROM) PROVISION FOR INCOME TAXES (Note 9):
Current	(103,114)	195,237
Deferred		(9,528)

(Benefit from) provision for income taxes	(103,114)	185,709

NET (LOSS) INCOME	(310,069)	252,415
RETAINED EARNINGS (ACCUMULATED DEFICIT)—BEGINNING OF YEAR	235,788	(16,627)

(ACCUMULATED DEFICIT) RETAINED EARNINGS—END OF YEAR	$(74,281)	$235,788

NET (LOSS) INCOME PER COMMON SHARE—Basic and diluted	$(0.31)	$0.25

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING—Basic and diluted	1,000,028	1,000,028

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED JUNE 30, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(310,069)	$252,415
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation and amortization	14,725	1,651
Changes in operating assets and liabilities:
Prepaid expenses	(26,028)	—
Accounts payable	58,111	962
Taxes payable	(105,910)	193,233
Accrued liabilities	113,742	(21,996)
Accrued rent—Shalimar (related party)	14,516	—
Unearned income	12,046	22,125
Deposits	(9,351)	—
Deferred income taxes	16,460	(9,528)

Net cash (used) provided by operating activities	(221,758)	438,862

CASH FLOWS FROM INVESTING ACTIVITIES—Purchase of property and equipment	(103,417)	—
Loans to ISI (related party) (Note 4)	(43,798)	(429,606)

Net cash used by investing activities	(147,215)	(429,606)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank overdraft	—	(3,758)
Issuance of convertible notes (Note 7)	450,000	—

Net cash provided (used) by financing activities	450,000	(3,758)

NET INCREASE IN CASH AND CASH EQUIVALENTS	81,027	5,498
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	5,498	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$86,525	$5,498

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$335	$—

Cash paid for taxes	$8,848	$—

SUMMARY OF NON-CASH INVESTING ACTIVITIES:
Acquisition of leasehold improvements and equipment from Shalimar (related party) in exchange for notes payable (Note 6)	$228,670	$—

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2004 AND 2003

1.     ORGANIZATIONAL HISTORY AND NATURE OF BUSINESS

        In March 2004, National Interest Solutions, Inc. ("NIS"), a company organized and incorporated on October 24, 2001 under the laws of the State of Arizona, entered into a share exchange agreement with NB Acquisitions, Inc. ("NBA"), a private non-operating shell company with no assets or liabilities. For legal purposes, the preceding share exchange constituted an acquisition by NBA of NIS as NBA acquired all of the then outstanding shares of NIS's common stock. However, for accounting purposes, the preceding share exchange merely constituted a recapitalization of NIS, which was followed in April 2004 by NIS changing its legal name to Nationwide Financial Solutions, Inc. ("NFS"). Accordingly, the accompanying historical financial statements are those of NIS and NFS (collectively, "the Company"), with the Stockholders' Equity section of the Balance Sheet reflecting the pending related issuance of 8,253,400 shares of the Company's common stock to the former shareholders of NBA.

        The Company has been, and continues to be, solely in the business of providing debt resolution services to individuals with significant unsecured consumer debt.

2.     SUBSTANTIAL DOUBT AS TO COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

        On September 23, 2003, the Company's leased premises from which it conducted all of its operations were destroyed by a fire. Although immaterial in their then aggregate book value, substantially all of its then physical assets to which it was dependent upon in the conducting of its business operations, including, but not limited to, its telephone equipment, computer hardware and software, and furnishings, were destroyed in the fire. Substantially all of the Company's client files and related data were also destroyed in the fire. As a result of the fire and the absence of any applicable insurance coverage, the Company's business operations were halted and it was forced to dismiss the vast majority of its employees. During October 2003, the Company's business activities were limited to salvaging efforts at the destroyed facility and the setting up of critical remedial operations at employee residences, and later within temporary facilities rented from an unrelated party.

        Upon establishing minimal basic operations, the Company proceeded as best possible to contact existing clients and to resume related debt resolution operations. However, despite its best efforts, the Company's overall business and related operations remained substantially impaired through March 2004. On April 1, 2004, the Company relocated all of its operations into newly leased facilities and proceeded in its attempts to restore its operations to pre-fire levels. By its fiscal year ended June 30, 2004, the Company was successful in substantially restoring its operations to pre-fire levels although it continued to experience certain adverse effects from the fire, primarily being a loss of momentum in the acquisition of new clients. As a typical client engagement results in the Company's periodic recognition of related fees over several quarters, if not years, any disruption in the replenishment and growth of its client portfolio will adversely impact its revenues for an extended period of time, and as a result, its ability to leverage its fixed costs and thereby generate profits.

        As a result of the foregoing, the Company incurred a substantial operating and net loss, as well as negative operating cash flow, during its fiscal year ended June 30, 2004, and had working capital and stockholders' deficits at June 30, 2004. In recognition of preceding, the Company's independent certified public accountants have included an explanatory paragraph in their audit report on the accompanying financial statements that expresses substantial doubt as to the Company's ability to continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business during the subsequent fiscal year. The Company's financial statements do not include any adjustments that might result from the outcome of our financial uncertainty.

        See Note 12—Subsequent Events for details regarding the Company's receipt of additional debt and equity financing subsequent to June 30, 2004 which it currently believes will be sufficient to sustain its operations, and thus, enable it to remain a going concern, through at least its fiscal year ending June 30, 2005.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying financial statements solely reflect the accounts, balances and activity of the Company as it has not had, and continues not to have, any legal subsidiaries.

Fiscal Year-End

        The Company's fiscal year-end is June 30th. References to a fiscal year refer to the calendar year in which such fiscal year ends.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates, judgments and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company's historical results as well as management's future expectations. The Company's actual results could vary materially from management's estimates, judgments and assumptions.

Cash and Cash Equivalents

        Cash equivalents consist of highly liquid debt instruments with maturity dates of three months or less at their respective dates of purchase. The Company maintains its cash and cash equivalents with high quality financial institutions thereby minimizing any associated credit risks.

Property and Equipment

        Property and equipment are recorded at cost. Cost includes expenditures for major additions and improvements. Maintenance and repairs which do not extend the useful life of the related property or equipment are charged to operations as incurred. The provision for related depreciation has been computed using the straight-line method over the following estimated useful lives: telephone equipment—three to seven years; computer hardware and software—three years; and office furniture and equipment—five to seven years. The provision for related amortization is computed using the straight-line method over the shorter of the estimated useful lives of the leasehold improvements, being five years, or the contractual life of the underlying operating lease.

        The net book value of property and equipment sold or retired is removed from the asset and related depreciation and amortization accounts with any resulting net gain or loss included in the determination of net loss.

Impairment of Long-Lived Assets

        Management, on at least a quarterly basis, evaluates each of the Company's long-lived assets for impairment by comparing the related estimated future cash flows, on an undiscounted basis, to its net book value. If impairment is indicated, the net book value of the asset is reduced to an amount equal to the estimated future cash flows, on an appropriately discounted basis.

Deferred Income Taxes

        Deferred income tax assets and liabilities are recognized for the expected future income tax benefits or consequences, based on enacted laws, of temporary differences between tax and financial statement reporting. Deferred tax assets are then reduced by a valuation allowance for the amount of any tax benefits that more likely than not, based on current circumstances, are not expected to be realized.

Fair Value of Financial Instruments

        The Company has financial instruments, none of which are held for trading purposes. The carrying values reported for cash equivalents, accounts payable, taxes payable, accrued expenses, notes payable (current portion), and convertible notes payable materially approximated their respective fair values at the balance sheet date due to the immediate or short-term maturity of these financial instruments. The carrying value reported for notes payable (non-current portion) materially approximated its fair value at the balance sheet date as the stated rate of interest reflected a then prevailing market rate of interest.

Revenue Recognition

        The Company's clients consist of individuals with significant unsecured debt who may be experiencing financial difficulties, thereby making the collection of any receivable highly doubtful. The Company initially assesses each new client a non-refundable set-up fee for file creation, debt analysis, budget formulation, and initial creditor contacts. This set-up fee, which is based on a percentage of the client's unsecured debt accepted into the Company's debt resolution program, typically is paid by the client in equal monthly installments over a subsequent six-month period. If and when a client subsequently accumulates a previously agreed-upon cash balance in a designated savings account, access to which the Company has via a power-of-attorney, the Company commences negotiations with each of the client's creditors with the objective of convincing them to accept a lump partial payment in full and complete satisfaction of the entire unpaid balance. If and when the Company is successful in obtaining a legally-binding settlement with a creditor, the Company assesses the client a settlement fee. This settlement fee, which is based on a previously agreed to percentage of any reduction obtained in the pay-off balance, typically is paid by the client either in its entirety via an electronic debit made by the Company directly against the savings account or in monthly installments over an agreed-upon period. The Company recognizes each set-up and settlement fee earned on a cash basis upon receipt of the related payments. Any client payments received in advance of the related services being performed by the Company are reflected in the balance sheet as unearned income.

Advertising Costs

        The Company expenses all advertising costs as incurred. Sales and marketing expenses include advertising costs of $2,966 and $32,950 during the fiscal years ended June 30, 2004 and 2003, respectively.

Net (Loss) Income Per Common Share

        Net (loss) income per common share—basic and diluted has been computed by dividing net (loss) income by the weighted average number of common shares outstanding during the respective fiscal year. For the fiscal year ended June 30, 2004, the pending issuance of 8,253,428 common shares pursuant to the recapitalization, the potential conversion of outstanding notes payable into 450,000 common shares, and the potential exercise of outstanding stock purchase warrants into 6,000,168 common shares have been excluded from the computation of net loss per common share—diluted as the effect of their inclusion would have been anti-dilutive. The Company had no potentially dilutive securities or other contracts outstanding during the fiscal year ended June 30, 2003.

Segment Reporting

        The Company's chief operating decision makers consist of members of senior management that work together to allocate resources to, and assess the performance of, the Company's business. Senior management currently manages the Company's business, assesses its performance, and allocates its resources as a single operating segment.

        To date, the Company's services have been exclusively marketed to customers residing within the United States of America.

Recently Issued Accounting Standards Not Yet Adopted

        There are no recently issued accounting standards with pending adoption dates that have any current applicability to the Company.

4.     LOANS RECEIVABLE—ISI

        The Company is related to Infinity Southwest, Inc. ("ISI") through common management control by Stephen G. Luke, the Company's Chief Executive Officer, President and Chairman of the Board of Directors. During the fiscal years reported herein as well as prior thereto, the Company made periodic loans to ISI. These loans are unsecured, accrue interest at a stated five percent rate, and are repayable upon demand by the Company. Mr. Luke has provided the Company with a written personal guarantee of repayment which is secured by all of his personal assets. The Company and Mr. Luke agreed to discontinue the above loan program as of December 2003.

5.     PROPERTY AND EQUIPMENT

        Property and equipment, net, consists of the following:

Telephone equipment	$85,796
Computer hardware and software	48,645
Office furniture and equipment	25,211
Leasehold improvements	172,435

Total property and equipment	332,087
Less: Accumulated depreciation and amortization	(14,725)

Property and equipment, net	$317,362

6.     NOTES PAYABLE—SHALIMAR

        The Company is related to Shalimar Offices, LLC ("Shalimar") through common management control by Stephen G. Luke, the Company's Chief Executive Officer, President and Chairman of the Board of Directors. The Company also leases its current facility from Shalimar (see Note 10—Commitments and Contingencies). During the fiscal year ended June 30, 2004, Shalimar procured leasehold improvements and equipment from unrelated vendors on the Company's behalf in exchange for three notes payable. The actual costs incurred by Shalimar were passed through to the Company and structured as installment notes payable. These notes are unsecured, accrue interest at a stated six percent rate, and require monthly payments of principal and interest aggregating $4,421 through May 1, 2009.

        The aggregate future minimum principal payments under the above notes payable are as follows:

Fiscal years ending:
June 30, 2005	$46,235
June 30, 2006	43,501
June 30, 2007	46,184
June 30, 2008	49,033
June 30, 2009	43,717

$228,670

7.     CONVERTIBLE NOTES PAYABLE

        During the fiscal year ended June 30, 2004, the Company issued an aggregate of $450,000 in Series A convertible notes to Pursuit Venture Group ("PVG"). The notes are unsecured, accrue interest at the prime rate plus one percent (4.0% at June 30, 2004) and mature on March 23, 2005. PVG has the unilateral right at any time to convert any outstanding principal balance, and accrued interest thereon, into shares of the Company's common stock at the conversion rate of one dollar per share. See Note 12—Subsequent Events.

8.     STOCKHOLDERS' DEFICIT

Preferred Stock

        The Company has ten million shares of $.0001 par value preferred stock authorized for issuance. As of June 30, 2004, the Company had neither issued nor assigned any rights to these preferred shares.

Common Stock

        As of June 30, 2004, the Company had reserved 750,000 shares of its common stock for issuance upon the potential conversion of outstanding notes payable and accrued interest thereon.

Common Stock Purchase Warrants

        As of June 30, 2004, the Company had the following common stock purchase warrants outstanding:

Number of Common Shares	Exercise Price	Expiration Date
1,000,028	$2.00	December 31, 2004
1,000,028	$2.00	December 31, 2004
1,000,028	$4.00	June 30, 2005
1,000,028	$4.00	June 30, 2005
1,000,028	$6.00	December 31, 2007
1,000,028	$6.00	December 31, 2007

6,000,168

        The above warrants were legally assumed by the Company from NBA, which had previously issued such warrants to its creditors upon its emergence from bankruptcy in 2002. No fair value was assigned to these warrants upon issuance as their respective exercise prices significantly exceeded NBA's then market value per common share.

9.     INCOME TAXES

        Deferred income taxes, net, consists of the following:

DEFERRED TAX ASSET:
Cash basis (income tax return) versus accrual basis (financial statements)	$83,089
State tax net operating loss carryforward	15,120
Property and equipment related	(8,789)

89,420
Less: Valuation allowance	(89,420)

Net deferred tax asset	$—

        A reconciliation of the valuation allowance for the fiscal years ended June 30, 2004 and 2003 is as follows:

	2004	2003
Balance, beginning of year	$—	$—
Addition	89,420

Balance, end of year	$89,420	$—

        The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. The Company's net operating loss carryforward for state income tax purposes expires in 2009.

        The Company's income tax (benefit) provision differs from the amount computed by applying the Federal statutory rate to (loss) income before (benefit from) provision for income taxes. Reconciliation to the statutory Federal income tax rate is as follows for the fiscal years ended June 30, 2004 and 2003:

	2004	2003
Statutory federal income tax (benefit) provision	$(140,482)	$148,962
State income taxes, net of federal benefit		23,132
Adjustment of deferred tax asset	37,368	5,652
Other		7,963

	$(103,114)	$185,709

10.   COMMITMENTS AND CONTINGENCIES

Operating Lease—Shalimar (related party)

        On April 1, 2004, the Company began leasing its premises from Shalimar, a related party (see Note 6—Notes payable—Shalimar), pursuant to a non-cancelable five-year operating lease. Monthly lease payments are $7,693 plus certain operating costs (i.e., parking, common area maintenance and property taxes). Lease payments will increase annually by five percent.

        Future minimum lease payments, excluding the above referenced operating costs, are as follows for the fiscal years ending June 30:

2005	$93,475
2006	98,149
2007	103,056
2008	108,209
2009	84,163

Total	$487,052

        Prior to April 1, 2004, the Company leased its premises on a month-to-month basis from an unrelated party.

        The total rent expense incurred for the fiscal years ended June 30, 2004 and 2003 was $38,218 and $11,200, respectively.

Contingent Finder's Fee

        The Company has retained an unrelated individual to identify potential sources of debt and/or equity financing. Through June 30, 2004, this individual was the source of $450,000 in convertible debt financing (see Note 7—Convertible Notes Payable). Should this individual be successful in obtaining aggregate financing for the Company of at least one million dollars, the Company will become obligated to pay a ten percent finder's fee. Any such fee will be satisfied through the issuance of shares of the Company's common stock. See Note 12—Subsequent Events.

11.   EMPLOYEES' 401(K) PLAN

        The Company maintains a 401(k) retirement plan for its employees. Any matching of employee contributions is solely at the discretion of management. The Company incurred contribution for the fiscal years ended June 30, 2004 and 2003 of $855 and $0, respectively.

12.   SUBSEQUENT EVENTS (unaudited)

        Subsequent to June 30, 2004, the Company raised an aggregate of $700,000 in additional equity capital and eliminated $450,000 in convertible promissory notes as follows:

  •
  July 2004—Pursuit Venture Group, LLC elected to convert $450,000 in notes that were outstanding at June 30, 2004 (See Note 7—Convertible Notes Payable) pursuant to their original conversion terms into 450,000 shares of the Company's common stock.

  •
  July 2004—Issuance of $100,000 in convertible notes to Pursuit Venture Group, LLC which were subsequently converted in July 2004 pursuant to their original conversion terms into 100,000 shares of the Company's common stock

  •
  August through October 2004—Issuance of 850,000 shares of the Company's common stock to Pursuit for an aggregate $850,000.

        Management believes that the above additional equity capital and forecasted cash flows from operating activities will be sufficient to sustain the Company's operations, and thus remain a going concern, through at least its fiscal year ending June 30, 2005.

        In connection with procuring the above additional debt and equity financing, the Company has incurred an $140,000 finder's fee obligation to an unrelated individual that will be satisfied through the issuance of 140,000 shares of the Company's common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article VII of Registrant's Articles of Incorporation provide as follows:

  (c)
  Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

  (d)
  Limitation on Director's Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Nevada Revised Statutes ss.7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Nevada Revised Statutes ss.7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Nevada Revised Statutes ss.7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee	$2,463
Blue Sky Filing and Legal Fees	$2,500
Printing Expenses	$2,500
Legal Fees	$60,000
Accounting Fees	$25,000
Transfer Agent Fees	$1,000
Miscellaneous Expenses	$6,537

Total	$100,000

(1)
All expenses, except the SEC registration fee, are estimated.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

        During the last three years the Registrant sold the following securities which were not registered under the Securities Act, as amended:

  (i)
  In March 2004 the Registrant issued an aggregate of 9,000,000 shares to acquire all of the outstanding common stock of National Interest Solutions, Inc., an Arizona corporation, pursuant to a Share Exchange Agreement. The shares were issued to the following individuals in the amounts indicated in exchange for shares of National Interest Solutions, Inc.:

Name of NIS Stockholder	Number of NIS Shares Exchanged	Number of NB Common Shares Issued
Stephen G. Luke	66,136	5,952,217
William Luke	1,524	137,137
Christopher Luke	4,167	375,000
Donald Luke	1,667	150,000
William L. Mullins	4,174	375,646
Eva Mullins	4,222	380,000
William F. Mullins	4,222	380,000
Shigeru Kaneko	5,000	450,000
Douglas Dragoo	556	50,000
Pursuit Venture Group, LLC	8,333	750,000
Totals	100,000	9,000,028

  No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons pursuant to the March 2004 Share Exchange Agreement, all of whom were stockholders of National Interest Solutions, Inc. as of March 2004, and all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All common stock issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

  (ii)
  Between March and October 2004 we issued $950,000 of convertible debentures and 450,000 shares of our common stock to Pursuit Venture Group, LLC. During the same period, Pursuit converted the debentures into 950,000 shares of common stock at $1.00 per share. We also issued 140,000 shares valued at $1.00 per share to William L. Mullins as a finder's fee in connection with our sale of debentures and common stock. Pursuit, in turn, distributed the common stock to its own equity holders in its LLC and these shares are included in the shares being registered hereby. The Registrant relied upon the exemption provided by Section 4(2) of the Securities Act to issue its securities to Pursuit.

  Pursuit relied on Section 4(2) of the Securities Act of 1933, as amended, in connection with its share issuance to its own equity holders.

ITEM 27.    EXHIBIT INDEX

Number	Exhibit
3.01	Articles of Incorporation of the Registrant, as amended
3.02	Bylaws of the Registrant
5.01	Opinion of Gary A. Agron regarding legality
10.01	Office Lease
10.02	Stock Option Plan
10.03	Share Exchange Agreement
14.01	Code of Ethics
20.01	Audit Committee Charter
23.1	Consent of Farber & Hass, independent auditors
23.2	Consent of Gary A. Agron, See 5.01 above

ITEM 28.    UNDERTAKINGS

        The Registrant hereby undertakes:

  (a)
  That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b)
  That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

  (c)
  That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

  (d)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (e)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, Arizona, on November 12, 2004.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
By:	/s/ STEPHEN G. LUKE Stephen G. Luke Chief Executive Officer

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on November 12, 2004.

Signature	Title

/s/ STEPHEN G. LUKE Stephen G. Luke	Chief Executive Officer, President and Chairman of the Board of Directors
/s/ DARREN R. DIERICH Darren R. Dierich	Chief Financial Officer (Principal Accounting Officer), Secretary and Director
/s/ ERNEST G. ALLDREDGE Ernest G. Alldredge	Director
/s/ MICHAEL A. JENKINS Michael A. Jenkins	Director

EXHIBIT INDEX

Number	Exhibit
3.01	Articles of Incorporation of the Registrant, as amended
3.02	Bylaws of the Registrant
5.01	Opinion of Gary A. Agron regarding legality
10.01	Office Lease
10.02	Stock Option Plan
10.03	Share Exchange Agreement
14.01	Code of Ethics
20.01	Audit Committee Charter
23.1	Consent of Farber & Hass, independent auditors
23.2	Consent of Gary A. Agron, See 5.01 above

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SUMMARY
SUMMARY FINANCIAL DATA
RISK FACTORS
DILUTION
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK
SELLING STOCKHOLDERS
RELATED PARTY AND OTHER MATERIAL TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEPENDENT AUDITORS' REPORT
NATIONWIDE FINANCIAL SOLUTIONS, INC. BALANCE SHEET JUNE 30, 2004
NATIONWIDE FINANCIAL SOLUTIONS, INC. STATEMENTS OF OPERATIONS AND (ACCUMULATED DEFICIT) RETAINED EARNINGS FOR THE FISCAL YEARS ENDED JUNE 30, 2004 AND 2003
NATIONWIDE FINANCIAL SOLUTIONS, INC. STATEMENTS OF CASH FLOWS FOR THE FISCAL YEARS ENDED JUNE 30, 2004 AND 2003
NATIONWIDE FINANCIAL SOLUTIONS, INC. NOTES TO FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED JUNE 30, 2004 AND 2003
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)
  ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 27. EXHIBIT INDEX
  ITEM 28. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX